Exhibit 10.1

EXECUTION COPY

$775,000,000

CREDIT AGREEMENT

among

YANKEE HOLDING CORP.,

as a Guarantor

YANKEE ACQUISITION CORP.,

as Initial Borrower,

THE YANKEE CANDLE COMPANY, INC.,

as Company or Surviving Borrower, as applicable

The Several Lenders from Time to Time Parties Hereto,

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent,

MERRILL LYNCH CAPITAL CORPORATION,

as Syndication Agent,

SOVEREIGN BANK

and

WELLS FARGO RETAIL FINANCE, LLC

as Co-Documentation Agents

and

LEHMAN BROTHERS INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of February 6, 2007

SECTION 4.	REPRESENTATIONS AND WARRANTIES	44

4.1	Financial Condition	44
4.2	No Change	44
4.3	Existence; Compliance with Law	44
4.4	Corporate Power; Authorization; Enforceable Obligations	45
4.5	No Legal Bar	45
4.6	No Material Litigation	45
4.7	No Default	45
4.8	Ownership of Property; Liens	46
4.9	Intellectual Property	46
4.10	Taxes	46
4.11	Federal Regulations	46
4.12	ERISA	46
4.13	Investment Company Act	47
4.14	Subsidiaries	47
4.15	Environmental Matters	47
4.16	Accuracy of Information, etc.	47
4.17	Security Documents	48
4.18	Solvency	48
4.19	Senior Indebtedness	48
4.20	Labor Matters	49
4.21	Regulation H	49

SECTION 5.	CONDITIONS PRECEDENT	49

5.1	Conditions to Initial Extension of Credit	49
5.2	Conditions to Each Extension of Credit	52

SECTION 6.	AFFIRMATIVE COVENANTS	53

6.1	Financial Statements	53
6.2	Certificates; Other Information	54
6.3	Payment of Obligations	55
6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	55
6.5	Maintenance of Property; Insurance	55
6.6	Inspection of Property; Books and Records; Discussions	56
6.7	Notices	56
6.8	Additional Collateral, etc.	57
6.9	Further Assurances	59
6.10	Use of Proceeds	59
6.11	Credit Ratings	59

SECTION 7.	NEGATIVE COVENANTS	59

7.1	Consolidated Total Secured Leverage Ratio.	60
7.2	Indebtedness	60
7.3	Liens	63
7.4	Fundamental Changes	66
7.5	Dispositions of Property	66
7.6	Restricted Payments	68

iii

7.7	Investments	69
7.8	Optional Payments and Modifications of Certain Debt Instruments	72
7.9	Transactions with Affiliates	72
7.10	Sales and Leasebacks	73
7.11	Changes in Fiscal Periods	73
7.12	Negative Pledge Clauses	73
7.13	Clauses Restricting Subsidiary Distributions	73
7.14	Lines of Business	74
7.15	Limitation on Hedge Agreements	74
7.16	Limitation on Activities of the Parent	74

SECTION 8.	EVENTS OF DEFAULT	75

SECTION 9.	THE ADMINISTRATIVE AGENT	78

9.1	Appointment	78
9.2	Delegation of Duties	78
9.3	Exculpatory Provisions	78
9.4	Reliance by the Administrative Agent	79
9.5	Notice of Default	79
9.6	Non-Reliance on Administrative Agent and Other Lenders	79
9.7	Indemnification	80
9.8	Administrative Agent in Its Individual Capacity	80
9.9	Successor Administrative Agent	80
9.10	Authorization to Release Liens and Guarantees	81
9.11	Arranger and Other Agents	81

SECTION 10.	MISCELLANEOUS	81

10.1	Amendments and Waivers	81
10.2	Notices	82
10.3	No Waiver; Cumulative Remedies	83
10.4	Survival of Representations and Warranties	83
10.5	Payment of Expenses; Indemnification	84
10.6	Successors and Assigns; Participations and Assignments	84
10.7	Adjustments; Set-off	87
10.8	Counterparts	87
10.9	Severability	88
10.10	Integration	88
10.11	GOVERNING LAW	88
10.12	Submission To Jurisdiction; Waivers	88
10.13	Acknowledgments	88
10.14	Confidentiality	89
10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens	89
10.16	Accounting Changes	90
10.17	WAIVERS OF JURY TRIAL	90
10.18	USA PATRIOT ACT	90
10.19	Delivery of Lender Addenda	90

iv

SCHEDULES:

3.9	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.8A	Excepted Property
4.8B	Owned Real Property
4.14	Subsidiaries
4.17(a)	UCC Filing Jurisdictions
4.21	Flood Zone Properties
5.1(m)	Certain Properties: Mortgages; Title Reports; Title Insurance; Surveys
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.12	Existing Negative Pledge Clauses
7.13	Existing Clauses Restricting Subsidiary Distributions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Counsel to the Loan Parties
F	Form of Exemption Certificate
G	Form of Solvency Certificate
H	Form of Joinder Agreement
I	Form of Lender Addendum
J	Form of Prepayment Option Notice
K	Form of Landlord’s Consent Agreement

v

CREDIT AGREEMENT, dated as of February 6, 2007, among YANKEE HOLDING CORP., a Delaware corporation (the “Parent”), YANKEE ACQUISITION CORP., a Massachusetts corporation (the “Initial Borrower”), THE YANKEE CANDLE COMPANY, INC., a Massachusetts corporation (the “Company” or the “Surviving Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN COMMERCIAL PAPER INC., as Administrative Agent, MERRILL LYNCH CAPITAL CORPORATION, as syndication agent (in such capacity, the “Syndication Agent”), SOVEREIGN BANK and WELLS FARGO RETAIL FINANCE, LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and LEHMAN BROTHERS INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in Section 10.16.

“Acquisition”: as defined in the definition of “Permitted Acquisition”.

“Acquisition Agreement”: the Agreement and Plan of Merger, dated as of October 24, 2006, by and among Holdings, the Initial Borrower and the Surviving Borrower.

“Acquisition Transactions”: the Merger and the other transactions contemplated by the Acquisition Agreement.

“Administrative Agent”: Lehman Commercial Paper Inc., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the aggregate amount of such Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding and (iii) the aggregate amount of such Lender’s New Loan Commitments then in effect, or if such New Loan Commitments have been terminated, the amount of such Lender’s New Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.

“Agreed Purposes”: as defined in Section 10.14.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Annual Operating Budget”: as defined in Section 6.2(c).

“Applicable Consolidated Net Interest Coverage Ratio”: for each period of four consecutive fiscal quarters of the Parent, a Consolidated Net Interest Coverage Ratio of the Parent of at least 2.00:1.00.

“Applicable Margin” or “Applicable Commitment Fee Rate”: for any day, (a) with respect to the Term Loans that are (i) ABR Loans, 1.00% and (ii) Eurodollar Loans, 2.00% and (b) with respect to the Revolving Loans (including any Swingline Loan) and the commitment fee payable hereunder, the applicable rate per annum determined pursuant to the Pricing Grid; provided that from the Closing Date until the next change in the Applicable Margin with respect to Revolving Loans or Applicable Commitment Fee Rate in accordance with the Pricing Grid (x) the Applicable Margin shall be 1.25% with respect to Revolving Loans that are ABR Loans and Swingline Loans and 2.25% with respect to Revolving Loans that are Eurodollar Loans and (y) the Applicable Commitment Fee Rate shall be 0.50%.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property by the Borrower or any Subsidiary Guarantor (excluding (i) any such Disposition permitted by clause (a), (b), (c) (except as it relates to Section 7.4(d)), (d), (g), (h), (i), (j), (k), (l), (n), (o), (p) and (q) of Section 7.5) and (ii) any such Disposition which is a Recovery Event) which yields Net Cash Proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Excess Amount”: the sum of (a) the aggregate cumulative amount, not less than zero, of Excess Cash Flow for all fiscal years ending after the Closing Date that is not required pursuant to the provisions of Section 2.12(c) to be applied to the prepayment of Term Loans and the reduction of the Revolving Loans, (b) the Net Cash Proceeds received after the Closing Date from any Equity Issuance (other than Disqualified Stock or Specified Equity Contributions) which (in the case of any such Equity Issuance by Holdings or the Parent) have been contributed in cash as common equity to the Borrower and (c) the Net Cash Proceeds of any Indebtedness incurred by the Parent after the Closing Date pursuant to Section 7.16, and, in each case, that has not been previously expended pursuant to Section 7.6(c), Section 7.7(p) or Section 7.8(a) (or if expended pursuant to Section 7.7(p), an amount equal to the return on such Investment, not to exceed the original amount of such Investment).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Revolving Lender’s Revolving Extensions of Credit for the purpose of determining such Revolving Lender’s Available Revolving Commitments pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: (a) at any time prior to the consummation of the Merger, the Initial Borrower and (b) upon and at any time after the consummation of the Merger, the Surviving Borrower.

“Borrower Intellectual Property”: as defined in Section 4.9

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: the business and any services, activities or businesses incidental or directly related or similar to any line of business engaged in by the Company and its Subsidiaries as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a capital lease but excluding any amount representing capitalized interest) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) expenditures to the extent financed with any Reinvestment Deferred Amount; (iii) expenditures for leasehold improvements for which such Person is reimbursed or receives a credit; and (iv) expenditures to the extent they are made with the proceeds of equity contributions (other than Specified Equity Contributions and in respect of Disqualified Capital Stock) made to the Borrower after the Closing Date.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; or (h) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000.

“Certificated Security”: as defined in the Guarantee and Collateral Agreement.

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Closing Consolidated Total Leverage Ratio”: as at the last day of the four consecutive fiscal quarters of the Parent ended September 30, 2006, the ratio of (a) Consolidated Total Leverage on such day to (b) Consolidated EBITDA of the Parent, the Borrower and its Restricted Subsidiaries for such period, in each case, calculated on a pro forma basis after giving effect to the Acquisition Transactions, the making of the Loans and the issuance of the Senior Notes and the Senior Subordinated Notes on the Closing Date.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied and the initial Loans hereunder shall have been funded, which date is February 6, 2007.

“Closing Date Material Adverse Effect”: any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than (a) any change or effect relating to local, regional, national or foreign political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial or securities markets, including without limitation, caused by acts of terrorism or war (whether or not declared) or any material worsening of such conditions existing as of the date of the Acquisition Agreement, (b) any change or effect generally affecting the industries, geographic areas or business segments in which the Company and its Subsidiaries operate, including without limitation, any increase in the prices of raw materials, to the extent such change or effect does not materially, disproportionately affect the Company relative to other industry participants, (c) any change or effect resulting from any hurricane, earthquake or other natural disasters, (d) seasonal fluctuations in the business of the Company and its Subsidiaries, that are reasonably consistent with the Company’s and its Subsidiaries’ historical seasonal fluctuations in operating performance, (e) any change, in and of itself (as opposed to the facts underlying such change), in the share price or trading volume of the common stock of the Company on the New York Stock Exchange, (f) any change in applicable law, rules or regulations or GAAP or the interpretation thereof, (g) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any internal budgets, plans, projections or forecasts of the Company’s revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates of the Company’s revenue, earnings or other financial performance or results of operations or any change in analyst recommendations, for any period, (h) any change or effect attributable to the execution, performance or announcement of the Acquisition Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, including without limitation, the loss or departure of officers or other employees of the Company or its Subsidiaries), or otherwise resulting from the pursuit of the consummation of the transactions contemplated by the Acquisition Agreement, or (i) any legal proceedings brought by or on behalf of any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to the Acquisition Agreement or any of the transactions contemplated thereby.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: as defined in the preamble hereto.

“Collateral”: the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Commitment”: as to any Lender, the sum of the Term Commitments, the Revolving Commitments and the New Loan Commitments (if any) of such Lender.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount”.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Parent within the meaning of Section 4001 of ERISA.

“Commonly Controlled Plan”: as defined in Section 4.12(b).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information”: as defined in Section 10.14.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated January 2007 and furnished to the Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash, Cash Equivalents and Foreign Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent, the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent, the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Parent, the Borrower and its Restricted Subsidiaries and (b) without duplication, all Indebtedness consisting of Revolving Loans or Swingline Loans, to the extent otherwise included therein.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax (or any alternative tax in lieu thereof) expense (including state franchise and similar taxes), (b) Consolidated Net Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to the Facilities, the Senior Notes and the Senior Subordinated Notes), (c) depreciation and amortization expense, (d) amortization or impairment of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) stock-option based and other equity-based compensation expenses, (g) transaction costs, fees and expenses (including those relating to the Acquisition Transactions, the issuance of the Senior Notes and the Senior Subordinated Notes and the transactions contemplated hereby (including any amendments or waivers of the Loan Documents), and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted under Section 7.2, any disposition of Property permitted under Section 7.5 or any recapitalization or any Permitted Acquisition or other Investment permitted under Section 7.7 (in each case whether or not successful)), (h) all fees and expenses paid pursuant to the Management Agreement, (i) proceeds from any business interruption insurance (in the case of this clause (i) to the extent not reflected as revenue or income in such statement of such Consolidated Net Income), (j) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Acquisition Transactions or a Permitted Acquisition, (k) any call premium (or original issue discount) expenses associated with the repurchase or repayment of Indebtedness, (l) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income and (m) any non-cash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP), minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any non-cash items increasing Consolidated Net Income for such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives), all as determined on a consolidated basis; provided that for purposes of calculating Consolidated EBITDA of the Parent, the Borrower and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person acquired by the Parent, the Borrower or its Restricted Subsidiaries during such period shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, and assuming any synergies and cost savings to the extent certified by the Parent as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following such acquisition and (B) the Consolidated EBITDA of any Person Disposed of by the Parent, the Borrower or its Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period). For purposes of determining compliance with the financial covenant set forth in Section 7.1 only (and not any other provision of this Agreement, including any such other provision that utilizes a calculation of Consolidated EBITDA), (i) any cash common equity contribution or (ii) any other equity contribution on terms reasonably acceptable to the Administrative Agent, in each case made by Holdings to the Parent, and in turn made in each case as a common equity contribution by the Parent to the Borrower, on or after the first day of any fiscal quarter and prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter (it being understood that each such contribution shall be credited with respect to only one fiscal quarter; provided that such credit shall be effective as to such fiscal quarter for all periods in which such fiscal quarter is included) will, at the request of the Borrower, be deemed to increase, dollar for dollar, Consolidated EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period there shall be a period of at least one fiscal quarter in which no Specified Equity Contribution is made and (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Parent to be in compliance with the financial covenant set forth in Section 7.1.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Parent, the Borrower and its consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Parent, the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent, the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income). Notwithstanding the foregoing, the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred financing costs and the effect of straight-lining of rents as a result of purchase accounting adjustments) in connection with the Acquisition Transactions or any future Permitted Acquisition, Disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application at SFAS Nos. 141, 142 or 144 (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded from Consolidated Net Income.

“Consolidated Net Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA of the Parent, the Borrower and its Restricted Subsidiaries for such period to (b) Consolidated Net Interest Expense of the Parent, the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Net Interest Expense”: of any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries, minus (b) the sum of (i) total cash interest income of such Person and its Subsidiaries for such period, in each case determined in accordance with GAAP plus (ii) any one-time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Parent, those paid in connection with the transactions occurring on the Closing Date or in connection with any amendment hereof. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Hedge Agreements (other than early termination payments) permitted hereunder. For the purpose of determining the Consolidated Net Interest Coverage Ratio for the period of four consecutive quarters ended June 30, 2007, September 30, 2007 and December 31, 2007, Consolidated Net Interest Expense shall be deemed to be equal to (x) the Consolidated Net Interest Expense for the fiscal quarter ended June 30, 2007, multiplied by 4, (y) the Consolidated Net Interest Expense for the two consecutive fiscal quarters ended September 30, 2007, multiplied by 2 and (z) the Consolidated Net Interest Expense for the three consecutive fiscal quarters ended December 31, 2007, multiplied by 4/3, respectively.

“Consolidated Total Leverage”: at any date, the aggregate principal amount of all Funded Debt of the Parent, the Borrower and its Restricted Subsidiaries at such date, minus cash and Cash Equivalents held by the Parent, the Borrower and its Restricted Subsidiaries on such date in an aggregate amount not exceeding $30,000,000, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Parent, the ratio of (a) Consolidated Total Leverage on such day to (b) Consolidated EBITDA of the Parent, the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Total Secured Leverage”: at any date, the aggregate principal amount of all Funded Debt of the Parent, the Borrower and its Restricted Subsidiaries that is secured by a Lien on property of the Borrower or any of its Subsidiaries, including all Capital Lease Obligations, at such date, minus cash and Cash Equivalents held by the Parent, the Borrower and its Restricted Subsidiaries on such date in an aggregate amount not exceeding $30,000,000, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Secured Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Parent, the ratio of (a) Consolidated Total Secured Leverage on such day to (b) Consolidated EBITDA of the Parent, the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of Holdings or the Parent on the Closing Date and each other director of Holdings or the Parent, if, in each case, such other director’s nomination for election to the board of directors of Holdings or the Parent is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of the Sponsor and its Affiliates (excluding any portfolio companies of the Sponsor) in his or her election by the shareholders of Holdings or the Parent.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty”: as defined in Section 7.6.

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, it is understood and agreed that the Parent, the Borrower and any Restricted Subsidiary may, in the ordinary course of business, grant licenses to Intellectual Property owned or developed by, or licensed to, such entity and that, for purposes of this Agreement and the other Loan Documents, such licenses shall not constitute a “Disposition” of such Intellectual Property.

“Disqualified Capital Stock”: Capital Stock (other than, for purposes of determining compliance with Section 7.1, any Capital Stock issued in connection with a Specified Equity Contribution for such periods as such Specified Equity Contribution is deemed to increase Consolidated EBITDA) that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the final scheduled maturity date of the Term Loans (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any direct or indirect Restricted Subsidiary organized under the laws of any jurisdiction within the United States other than those directly owned by a Foreign Subsidiary but only to the extent that such Subsidiary becoming a Subsidiary Guarantor could result in adverse tax consequences.

“Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability”: any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance”: any issuance by Holdings, the Parent or the Borrower or any Subsidiary Guarantor of its Capital Stock in a public or private offering.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent.

“Eurodollar Loan”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Parent, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the

Parent, the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax liabilities or decrease in deferred tax assets (in each case to the extent reflected in Consolidated Net Income and not included in Consolidated Working Capital) of the Parent minus (b) the sum, without duplication (including, in the case of clauses (ii) and (viii) below, duplication across periods; provided that all or any portion of the amounts referred to in clauses (ii) and (viii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period), of (i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income (including, without limitation, credits included in the calculation of deferred tax assets and liabilities), (ii) the aggregate amount actually paid by the Parent, the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures and Permitted Acquisitions (other than to the extent any such Capital Expenditure or Permitted Acquisition is made with the proceeds of new long-term Indebtedness or an Equity Issuance or with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of (A) all regularly scheduled principal payments of Indebtedness and (B) all voluntary prepayments of Indebtedness (other than, in the case of this clause (B), for purposes of Section 2.12(c), the Loans), in each case, of the Parent, the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and other than to the extent any such prepayments are the result of the incurrence of additional indebtedness), (iv) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (v) the aggregate net amount of non-cash gain on the Disposition of Property by the Parent, the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vi) transaction costs, fees and expenses incurred in connection with the Acquisition Transactions, the issuance of the Senior Notes and the Senior Subordinated Notes and the other transactions contemplated hereby to occur as of the Closing Date, any amendments or waivers of the Loan Documents, the sale of Capital Stock, the incurrence of Indebtedness permitted under Section 7.2, any Disposition of Property permitted under Section 7.5 or any recapitalization or any Permitted Acquisition or other Investment permitted under Section 7.7 (in each case whether or not consummated), (vii) purchase price adjustments paid or received in connection with the Acquisition Transactions or any Permitted Acquisition, (viii) the net amount of Investments made during such period pursuant to paragraphs (d), (f), (h), (l), (p), (r) and (y) of Section 7.7 or committed during such period to be used to make Investments pursuant to such paragraphs of Section 7.7 which have been actually made or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such period, (ix) the amount (determined by the Parent) of such Consolidated Net Income which is mandatorily prepaid or reinvested pursuant to Section 2.12(b) (or as to which a waiver of the requirements of such Section applicable thereto has been granted under Section 10.1) prior to the date of determination of Excess Cash Flow for such fiscal year as a result of any Asset Sale or Recovery Event, (x) the amount of payments made as permitted under Section 7.9(i) and (xi) the net decrease during such fiscal year (if any) in deferred tax liabilities or increase in deferred tax assets (in each case to the extent reflected in Consolidated Net Income and not included in Consolidated Working Capital) of the Parent.

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Excess Cash Flow Percentage”: 50%; provided that the Excess Cash Flow Percentage for any fiscal year shall be reduced to (a) 25% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is not greater than 5.00 to 1.00 and (b) 0% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is not greater than 4.00 to 1.00.

“Existing Credit Facility”: the Revolving Credit Agreement dated as of May 19, 2004 among The Yankee Candle Company, Inc., the lenders party thereto, Citizens Bank of Massachusetts, as administrative agent, issuing lender and sole arranger, Wachovia Bank, National Association, as syndication agent, and Fleet National Bank, as documentation agent and the Credit Agreement dated as of April 25, 2006 among The Yankee Candle Company, Inc., the lenders party thereto and Citizens Bank of Massachusetts, as administrative agent.

“Existing Letters of Credit”: as defined in Section 3.9.

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period, commencing on the first such day to occur after the Closing Date.

“Foreign Cash Equivalents”: (a) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community or Canada or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (b) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P’s or Moody’s and (c) shares of any money market mutual fund that has its assets invested continuously in the types of investments referred to in clauses (a) and (b) above.

“Foreign Subsidiary”: any Restricted Subsidiary that is not a Domestic Subsidiary.

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (c) and (e) of the definition of “Indebtedness”.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Parent, the Initial Borrower, the Surviving Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Parent and the Subsidiary Guarantors.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations or the price of commodities, raw materials, utilities and energy, either generally or under specific contingencies.

“Holdings”: YCC Holdings LLC, a Delaware limited liability company.

“Immaterial Subsidiary”: on any date, any Subsidiary of the Borrower that (i) had less than 3% of consolidated assets and 3% of annual consolidated revenues of the Parent, the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date and (ii) has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent); provided that at no time shall all Immaterial Subsidiaries so designated by the Borrower have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) in excess of 3% of consolidated assets or annual consolidated revenues, respectively, of the Parent, the Borrower and its Restricted Subsidiaries.

“Increased Amount Date”: as defined in Section 2.25.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, current accounts and similar obligations incurred in the ordinary course of such Person’s business and (ii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-out or contingent payment becomes fixed), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Capital Stock, except for agreements with directors, officers and employees to acquire such Capital Stock upon the death or termination of employment of such director, officer or employee, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (and in the event such Person has not assumed or become liable for payment of such obligation, only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness).

“Initial Borrower”: as defined in the preamble of this Agreement.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, domain names, patents, trademarks, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the Business Day following the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of each affected Lender under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Termination Date or such due date, as applicable; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 7.7.

“IPO”: the initial offering by the Parent (or a replacement entity for the Parent) of its Capital Stock to the public by means of an offering registered with the SEC.

“Issuing Lenders”: (a) Citizens Bank of Massachusetts or (b) any other Revolving Lender from time to time designated by the Borrower as an Issuing Lender and acceptable to the Administrative Agent with the consent of such other Revolving Lender in its sole discretion.

“Joinder Agreement”: an agreement substantially in the form of Exhibit H.

“Joint Lead Arrangers”: the collective reference to Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“L/C Commitment”: $25,000,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the applicable Issuing Lender.

“LCPI”: Lehman Commercial Paper Inc.

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.19.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, it is understood and agreed that the Parent, the Borrower and any Restricted Subsidiary may, as part of its business, grant licenses to Intellectual Property owned or developed by, or licensed to, such entity. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: the collective reference to this Agreement, the Security Documents, the Applications and the Notes (if any) and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Parent, the Borrower and each Subsidiary Guarantor.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments under such Facility, the holders of more than 50% of the Revolving Commitments under such Facility).

“Majority Revolving Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Facility.

“Majority Term Facility Lenders”: the Majority Facility Lenders in respect of the Term Facility.

“Management Agreement”: the Management Services Agreement, by and between the Sponsor or an Affiliate thereof and the Parent, as in effect on the Closing Date and as modified from time to time in a manner not materially adverse to the Lenders or otherwise with the consent of the Administrative Agent.

“Management Investors”: the directors, officers and other employees of Holdings and its Subsidiaries.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations property or financial condition of the Parent, the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) the validity or enforceability of the Loan Documents or the material rights and remedies of the Administrative Agent and the Lenders thereunder, in each case, taken as a whole.

“Material Subsidiary”: any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to any Environmental Law.

“Merger”: as defined in the Acquisition Agreement.

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”: any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event received by any Loan Party, net of attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith and net of taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.25.

“New Loan Commitments”: as defined in Section 2.25.

“New Loans”: any loan made by any New Lender pursuant to Section 2.25.

“New Revolving Loans”: as defined in Section 2.25.

“New Term Lender”: a Lender that has a New Term Loan.

“New Term Loans”: as defined in Section 2.25.

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-Guarantor Subsidiary”: any Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Non-Recourse Debt”: Indebtedness (a) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent, the Borrower or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (b) as to which the lenders or holders thereof have been notified in writing that they will not have any recourse to the capital stock or assets of the Parent, the Borrower or any of the Restricted Subsidiaries (other than the Capital Stock of an Unrestricted Subsidiary which is the issuer or a guarantor or the direct or indirect parent of the issuer or guarantor of such indebtedness).

“Non-U.S. Lender”: as defined in Section 2.20(a).

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, to any Issuing Lender or to any Lender (or, in the case of Specified Hedge Agreements of the Borrower or any of its Subsidiaries to the Administrative Agent, any Lender or any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, any Issuing Lender or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (a) obligations of the Borrower or any of its Subsidiaries under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement (including any release which is automatically permitted) shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies assessed by any federal, state, local or foreign governmental authority having the power to impose such tax arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: as defined in the preamble of this Agreement.

“Participant”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: (i) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders or (ii) any acquisition of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person (each, an “Acquisition”), if such Acquisition described in this clause (ii) complies with the following criteria:

(a) no Default or Event of Default shall be in effect immediately prior or after giving effect to such Acquisition;

(b) after giving effect to the consummation of such Acquisition and to the incurrence of any Indebtedness associated therewith, (i) the Parent shall be in compliance with Section 7.1 and (ii) the Consolidated Net Interest Coverage Ratio for the most recently ended period of four consecutive fiscal quarters of the Parent shall not be less than the Applicable Consolidated Net Interest Coverage Ratio for such period (in each case, calculated as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which such acquisition is consummated, giving pro forma effect to such Acquisition and the issuance of any related Indebtedness);

(c) prior to the consummation of such Acquisition (i) the Administrative Agent shall have received the then current financial projections in respect of the Person, division, product line or line of business acquired in such Acquisition for the one-year period following the consummation of such acquisition, (ii) the Administrative Agent shall have received the then current drafts of the documentation to be executed in connection with such Acquisition (with final copies of such documentation to be delivered to the Administrative Agent promptly upon becoming available), including all schedules and exhibits thereto and (iii) the Administrative Agent shall have received notice of the closing date for such Acquisition; provided that such notice shall be given unless doing so would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such Acquisition; and

(d) such Person shall have become a Restricted Subsidiary and, if such Person shall be a wholly-owned Domestic Subsidiary (and not an Immaterial Subsidiary after giving pro forma effect to such Acquisition), a Guarantor and the provisions of Section 6.8 shall have been complied with to the reasonable satisfaction of the Administrative Agent.

“Permitted Investors”: the collective reference to (i) the Sponsor and its Affiliates (but excluding, any portfolio companies of the foregoing), (ii) the Management Investors and (iii) other co-investors in Holdings as of the Closing Date.

“Permitted Refinancing Notes”: Indebtedness issued to refinance the Senior Notes or the Senior Subordinated Notes (or any refinancing thereof) pursuant to Sections 7.2(p) and 7.2(q), respectively.

“Permitted Seller Note”: a promissory note containing subordination and other related provisions reasonably acceptable to the Administrative Agent, representing Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with any acquisition permitted under Section 7.7(f) and payable to the seller in connection therewith.

“Permitted Subordinated Indebtedness”: as defined in Section 7.2(m).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a relevant time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Parent, the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Securities”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pricing Grid”: the table set forth below:

Consolidated Total Secured Leverage Ratio	Applicable Margin for Revolving Loans that are Eurocurrency Loans	Applicable Margin for Revolving Loans that are ABR Loans and for Swingline Loans	Applicable Commitment Fee Rate
> 3.25 : 1.00	2.25%	1.25%	0.50%
> 3.00 : 1.00 and < 3.25 : 1.00	2.00%	1.00%	0.50%
> 2.75 : 1.00 and < 3.00 : 1.00	1.75%	0.75%	0.375%
< 2.75 : 1.00	1.50%	0.50%	0.375%

Changes in the Applicable Margin with respect to Revolving Loans or the Applicable Commitment Fee Rate resulting from changes in the Consolidated Total Secured Leverage Ratio shall become effective on the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until such financial statements are delivered, the Consolidated Total Secured Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.25 to 1.00. In addition, at all times while an Event of Default set forth in Section 8(a) or 8(f) shall have occurred and be continuing, the Consolidated Total Secured Leverage Ratio shall for the purposes of the Pricing Grid be deemed to be greater than 3.25 to 1. Each determination of the Consolidated Total Secured Leverage Ratio pursuant to the Pricing Grid shall be made for the periods and in the manner contemplated by Section 7.1.

“Prime Rate”: as defined in the definition of “ABR”.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary Guarantor, in an amount for each such event exceeding $5,000,000.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Subsidiary Guarantor for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice signed on behalf of the Borrower or any Subsidiary Guarantor by a Responsible Officer stating that the Borrower or such Subsidiary Guarantor (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its (or such Subsidiary’s) business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount committed to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire assets useful in the business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which the Borrower or Subsidiary Guarantor shall have determined not to acquire assets useful in its or such Subsidiary’s business with such portion of such Reinvestment Deferred Amount.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Term Loans”: as defined in Section 10.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Representatives”: as defined in Section 10.14.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding.

“Required Prepayment Lenders”: the Majority Facility Lenders in respect of each Facility.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of the Parent or the Borrower, as applicable, or (with respect to Section 6.7) any Restricted Subsidiary and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of the Parent or the Borrower, as applicable.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Commitments”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Revolving Commitments is $125,000,000.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4.

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: February 6, 2013.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Swingline Lender, any Issuing Lender, any other holder from time to time of any of the Obligations (in their capacities as holders thereof) and, in each case, their respective successors and permitted assigns.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent (or any agent thereof or trustee appointed by the Administrative Agent) purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Senior Note Indenture”: that certain indenture dated as of February 6, 2007 made by and among the Borrower, as issuer, certain Subsidiaries, as guarantors, and HSBC Bank USA, National Association, as trustee, pursuant to which the Senior Notes are issued.

“Senior Notes”: the Borrower’s 8 1/2% Senior Notes due 2015 (as defined in the Senior Note Indenture) in an original aggregate outstanding principal amount of $325,000,000 as of the Closing Date (and any senior notes having the same terms and conditions as such Senior Notes issued in exchange for such Senior Notes pursuant to the Senior Note Indenture).

“Senior Subordinated Note Indenture”: that certain indenture dated as of February 6, 2007 made by and among the Borrower, as issuer, certain Subsidiaries, as guarantors, and HSBC Bank USA, National Association, as trustee, pursuant to which the Senior Subordinated Notes are issued.

“Senior Subordinated Notes”: the Borrower’s 9 3/4% Senior Subordinated Notes due 2017 (as defined in the Senior Subordinated Note Indenture) in an original aggregate outstanding principal amount of $200,000,000 as of the Closing Date (and any senior subordinated notes having the same terms and conditions as such Senior Subordinated Notes issued in exchange for such Senior Subordinated Notes pursuant to the Senior Subordinated Note Indenture).

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Equity Contribution”: as defined in the definition of Consolidated EBITDA.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Lender or any affiliate thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Lender and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Specified Representations”: (a) the representations made by the Company in the Acquisition Agreement, but only to the extent that Holdings has the right to terminate its obligations under the Acquisition Agreement in the event that any such representations are not true and (b) the representations and warranties set forth in Sections 4.2(a), 4.4, 4.11, 4.13, 4.17(a) and 4.19.

“Sponsor”: Madison Dearborn Partners LLC and any Affiliates thereof (but excluding any portfolio companies of the foregoing).

“Standby Letter of Credit”: as defined in Section 3.1.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors”: each wholly owned Domestic Subsidiary (other than any Immaterial Subsidiary).

“Surviving Borrower”: as defined in the preamble of this Agreement.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6(a) in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swingline Lender”: (a) Lehman Commercial Paper Inc., in its capacity as the lender of Swingline Loans or (b) upon the resignation of Lehman Commercial Paper Inc., any Revolving Lender from time to time designated by the Borrower as the Swingline Lender (with the consent of such other Revolving Lender (in its sole discretion)).

“Swingline Loans”: as defined in Section 2.6(a).

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Syndication Agent”: as defined in the preamble hereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto. The original aggregate amount of the Term Commitments is $650,000,000.

“Term Facility”: as defined in the definition of “Facility”.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in Section 2.1.

“Term Maturity Date”: the seventh anniversary of the Closing Date.

“Term Percentage”: as to any Term Lender at any time, the percentage which the sum of such Lender’s Term Commitments then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Trade Letter of Credit”: as defined in Section 3.1.

“Tranche”: as defined in Section 2.25.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower designated as such and listed on Schedule 4.14 on the Closing Date and (ii) any Subsidiary of the Borrower that is designated by a resolution of the board of directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (i) and (ii), such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (c) is a Person with respect to which neither the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise provided credit support at the time of such designation for any Indebtedness of the Borrower or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the board of directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation and the Parent would be in compliance with Section 7.1 on the date of such designation after giving pro forma effect to such designation, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the fair market value of the Subsidiary so designated;

provided that the Borrower may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four fiscal quarters.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state or province.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Parent, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The term “license” shall include sub-license.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) in Dollars to the Initial Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2 Procedure for Term Loan Borrowing. The Initial Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, on the day of the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans unless the initial Term Lenders and the Administrative Agent otherwise agree. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 3:00 P.M., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account designated in writing by the Initial Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Repayment of Term Loans. The Term Loan of each Term Lender shall be payable in equal consecutive quarterly installments, commencing on June 30, 2007, on the last Business Day of each of December, March, June and September following the Closing Date in an amount equal to one quarter of one percent (0.25%) of the Term Loans funded on the Closing Date (as adjusted to reflect any prepayments thereof), with the remaining balance thereof payable on the Term Maturity Date.

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which when added to such Lender’s Revolving Percentage of the sum of (x) the L/C Obligations then outstanding and (y) the aggregate principal amount of the Swingline Loans then outstanding, after giving effect to the making of such Revolving Loans, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, in each case, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(b) The Borrower shall repay all outstanding Revolving Loans made to it on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (i) in the case of Revolving Loans made on the Closing Date, prior to 10:00 A.M., New York City time, on the day of the anticipated Closing Date or (ii) in the case of Revolving Loans made after the Closing Date, (x) in the case of Eurodollar Loans, prior to 1:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date or (y) in the case of ABR Loans, prior to 1:00 P.M., New York City time, one Business Day prior to the requested Borrowing Date), specifying (A) the amount and Type of Revolving Loans to be borrowed, (B) the requested Borrowing Date, (C) whether such Revolving Loan is to be an ABR Loan or a Eurodollar Loan and (D) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans. Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $50,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7(a). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

If no election as to the Type of a Revolving Loan is specified, then the requested Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Eurodollar Loan, the requested Loan shall be made instead as an ABR Loan.

2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) in Dollars to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender and the Administrative Agent irrevocable written notice (which notice must be received by the Swingline Lender and the Administrative Agent not later than 12:00 Noon, New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $50,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent or as otherwise directed by the Borrower on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline

Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to in the case of Swingline Loans, (A) such Revolving Lender’s Revolving Percentage times (B) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount with respect to any Swingline Loans, the Swingline Lender receives any payment on account of such Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount with respect thereto (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender or Term Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered not, to such payee and its registered assigns).

2.9 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

2.10 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of such Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.11 Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Loans or the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 1:00 P.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify (i) the date and amount of prepayment, (ii) whether the prepayment is of Revolving Loans or Term Loans and (iii) whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that such notice may be conditioned on receiving the proceeds of any refinancing or Disposition of Property), together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of prepayments of Eurodollar Loans), and in each case shall be subject to the provisions of Section 2.18. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $50,000 or a whole multiple of $50,000 in excess thereof.

2.12 Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2) shall be incurred by the Borrower or any of its Restricted Subsidiaries an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of receipt of such Net Cash Proceeds toward the prepayment of the Loans as set forth in Section 2.12(d).

(b) Unless the Required Prepayment Lenders shall otherwise agree, if on any date any of the Borrower or any Subsidiary Guarantor shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 2.12(d); provided that notwithstanding the foregoing, on the date (the “Trigger Date”) that is six months after the applicable Reinvestment Prepayment Date, the Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date.

(c) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Parent commencing with the fiscal year ending on or nearest to December 31, 2007, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the Excess Cash Flow Percentage of such Excess Cash Flow minus (ii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanied by permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, in each case other than to the extent any such prepayment is funded with the proceeds of new long-term Indebtedness, toward the prepayment of the Loans as set forth in Section 2.12(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten Business Days after the date on which the financial statements of the Parent referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.

(d) Amounts to be applied in connection with prepayments pursuant to Section 2.12 shall be applied, first, to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full and, second, to the prepayment of the Revolving Loans in accordance with Section 2.18(c) and, to the extent of any excess, to provide cover for L/C Obligations as specified in Section 8. Any such mandatory prepayment of the Revolving Loans pursuant to Section 2.12 shall not result in a mandatory reduction of the Revolving Commitments. The application of any prepayment pursuant to Section 2.12 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) Notwithstanding anything to the contrary in Section 2.12(d) or 2.18, with respect to the amount of any mandatory prepayment described in Section 2.12 that is allocated to Term Loans (which, for avoidance of doubt, includes any New Term Loans) (such amounts, the “Prepayment Amount”), at any time when Term Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Term Loans as provided in paragraph (d) above, on the date specified in Section 2.12 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Lender (which, for avoidance of doubt, includes each New Term Lender) a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Term Lender a Prepayment Option Notice, which shall be in the form of Exhibit J (or such other form approved by the Administrative Agent), and shall include an offer by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is ten Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Term Loans. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the relevant Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have accepted (it being understood that any Lender’s failure to object prior to the relevant Mandatory Prepayment Date shall be deemed as an acceptance by such Lender of such Prepayment Option Notice and the amount to be prepaid in respect of Term Loans held by such Lender) prepayment as described above and (ii) the Borrower shall offer to pay to such accepting Term Lenders an amount equal to the portion of the aggregate Prepayment Amount not accepted by the relevant Term Lenders, and (to the extent accepted by any or all of such accepting Term Lenders) such amount shall be applied to the prepayment of the Term Loans held by such Term Lenders ratably based upon the aggregate principal amount of such Loans; provided that, following such offer and application, any amount remaining unapplied shall be returned to the Borrower.

2.13 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans made to the Borrower to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the second Business Day preceding the proposed conversion date; provided that if any Eurodollar Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower may elect from time to time to convert ABR Loans made to the Borrower to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Eurodollar Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and; provided, further, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations and; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each tranche of Eurodollar Loans shall be equal to a minimum of $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than fifteen tranches of Eurodollar Loans shall be outstanding at any one time.

2.15 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and Section 2.15(b).

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period for any Eurodollar Loan:

(a) the Administrative Agent shall have determined (which determination shall be presumptively correct absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that by reason of any changes arising after the date of this Agreement the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders, pro rata according to the respective amounts then due and owing to such Lenders.

(b) Each optional prepayment of the Term Loans shall be applied to the remaining installments thereof as specified by the Borrower. Each mandatory prepayment on account of principal of and interest on the Term Loans pursuant to Section 2.12 shall be applied to any installments thereof in direct order of maturity. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including prepayments) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(d) All payments (including prepayments) by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made in Dollars without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any defaulting Lender.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(ii) shall impose on such Lender any other condition not otherwise contemplated hereunder (other than any changes to any Excluded Tax or increase in the rate of any Excluded Tax);

and the result of any of the foregoing is to increase the cost to such Lender (other than an Excluded Tax) by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender within ten Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Obligations.

2.20 Taxes. (a) Except as otherwise provided in this Agreement, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions, withholdings or Other Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority responsible for administering taxes, excluding (i) net or gross income taxes, net or gross profits or capital taxes and franchise taxes (imposed in lieu of net or gross income taxes) imposed on the Administrative Agent or any Lender as a result of a present, former or future connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Lender that is not a “United States person” within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Lender”), any United States withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.20(d), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.20(a) (together the amounts described in (i)-(iii) are the “Excluded Taxes”). If any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings

(that are not Excluded Taxes (the “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable by the Borrower to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after deduction or withholding of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e), as applicable, of this Section or (ii) that are United States withholding taxes imposed on amounts payable under the Term Facility or Revolving Facility to such Lender at the time such Lender becomes a Term Lender or Revolving Lender, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) Except as otherwise provided in this Agreement, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, other reasonable evidence of payment. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes that the Borrower is required to pay pursuant to this Section 2.20 (or in respect of which the Borrower would be required to pay increased amounts pursuant to Section 2.20(a) if such Non-Excluded Taxes or Other Taxes were withheld) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any payments by them of such Non-Excluded Taxes or Other Taxes and for any incremental taxes, interest or penalties that become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Lender from which the related participation shall have been purchased) (i) two accurate and complete original, signed copies of IRS Form W-8ECI or W-8BEN (or any successor or other applicable forms), or, (ii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and two accurate and complete original, signed copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall (i) promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.23) to avoid any requirement of applicable laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete original, signed copies of IRS Form W-9, or any subsequent versions or successors to such form. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender. Each U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(f) If the Administrative Agent or any Lender determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.19 and this Section 2.20, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further, that the Borrower shall not be required to repay to the Administrative Agent or the Lender an amount in excess of the amount paid over by such party to the Borrower pursuant to this Section. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.

2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the Applicable Margin) that such Lender may actually sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the date hereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23 Mitigation of Costs; Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage and; provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24 Replacement of Lenders. The Borrower shall be permitted to replace with a financial institution any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (b) defaults in its obligation to make Loans hereunder, or (c) that has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(c), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (vi) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (vii) if applicable, the replacement financial institution shall consent to such amendment or waiver and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.25 Incremental Loans. The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan or revolving commitments (the “New Loan Commitments”) hereunder, in an aggregate amount for all such New Loan Commitments not in excess of $150,000,000; provided that any Person or Persons providing such commitments shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent; provided that any Lender offered or approached to provide all or a portion of any New Loan Commitments may elect or decline, in its sole discretion, to provide such New Loan Commitment. Such New Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of

Default shall exist and the Parent shall be in pro forma compliance with Section 7.1 on such Increased Amount Date before or after giving effect to such New Loan Commitments and to the making of any Tranche of New Loans pursuant thereto and after giving effect to any Permitted Acquisition consummated in accordance therewith; (2) the proceeds of any New Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions); (3) the New Loans shall share ratably in the Collateral; (4) the New Loans that are term loans (“New Term Loans”) shall share ratably in any mandatory prepayments of the existing Term Loans; (5) in the case of any New Term Loans, the maturity date thereof shall not be earlier than the Term Maturity Date and the weighted average life to maturity shall be equal to or greater than the weighted average life to maturity of the Term Loans that are not New Loans; (6) in the case of any New Loans that are revolving loans (“New Revolving Loans”) the maturity date thereof shall not be earlier than the Revolving Termination Date and such New Revolving Loans shall not require any scheduled commitment reductions prior to the Revolving Termination Date; (7) the New Revolving Loans shall share ratably in any mandatory prepayments of the existing Revolving Loans; (8) all terms and documentation with respect to any New Loans which differ from those with respect to the Loans under the applicable Facility shall be reasonably satisfactory to the Administrative Agent; provided that the interest rates applicable to any New Loans shall be determined by the Borrower and the Lenders providing such New Loans; (9) such New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; and (10) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Loans made on an Increased Amount Date that have terms and provisions that differ from those of the Term Loans or Revolving Loans, as applicable, outstanding on the date on which such New Loans are made shall be designated as a separate tranche (a “Tranche”) of Term Loans or Revolving Loans, as applicable, for all purposes of this Agreement.

On any Increased Amount Date on which any New Loan Commitments become effective, subject to the foregoing terms and conditions, each lender with a New Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Loan Commitment.

The terms and provisions of the New Loan Commitments of any Tranche shall be, except as otherwise set forth in the relevant Joinder Agreement, identical to those of the applicable Loans and for purposes of this Agreement, any New Loans or New Loan Commitments shall be deemed to be Term Loans, Revolving Loans or Revolving Commitments, as applicable. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.25.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower or any Guarantor on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). As requested by the Borrower, each Letter of Credit shall be a commercial letter of credit issued in respect of the purchase of goods or services by the Borrower or any Subsidiary in the ordinary course of business (each a “Trade Letter of Credit”) or a standby letter of credit backing a performance or monetary obligation of the Borrower or a Subsidiary (each a “Standby Letter of Credit”). Each Letter of Credit shall be used for general corporate purposes of the Borrower and its Subsidiaries not prohibited by this Agreement.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Lenders, notice of the issuance of each Letter of Credit issued by it (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a fee (i) on each outstanding Trade Letter of Credit requested by it, at a per annum rate equal to the greater of (x) 0.75% and (y) 50% of the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of such Trade Letter of Credit and (ii) on each outstanding Standby Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of such Standby Letter of Credit, which fee shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee on the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower of 0.25% per annum, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section shall be presumptively correct in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a) such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower . The Borrower agrees to reimburse each Issuing Lender in respect of any drawing under a Letter of Credit (a) if such Issuing Lender notifies the Borrower at or prior to 11:00 a.m., New York City time, on any Business Day, of any drawing under a Letter of Credit and the date and amount of the relevant draft presented under such Letter of Credit, on such Business Day or (b) if such Issuing Lender notifies the Borrower after 11:00 a.m., New York City time, on any Business Day, on the immediately succeeding Business Day . Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice, the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Lender, except for errors or omissions resulting from the gross negligence, willful misconduct or bad faith of such Issuing Lender or its employees or agents. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions resulting from the gross negligence, willful misconduct or bad faith of such Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, willful misconduct or bad faith and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit. To the extent not inconsistent with Section 3.6, the Issuing Lender shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Lender.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Existing Letters of Credit. On the Closing Date, subject to the satisfaction of the conditions under Section 5.1, each letter of credit listed on Schedule 3.9 that is issued by any Person which is an Issuing Lender and outstanding on such date (the “Existing Letters of Credit”) shall automatically, and without any action on the part of any Person, be continued as and become a Letter of Credit hereunder and shall be governed by the terms of this Agreement.

3.10 Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Trade Letter of Credit.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent and the Borrower hereby jointly represent and warrant (as to itself and each of its Subsidiaries) to the Administrative Agent and each Lender, which representations and warranties shall be deemed made on the Closing Date (immediately before and immediately after giving effect to the Acquisition Transactions) and on the date of each borrowing of Loans or issuance of a Letter of Credit hereunder, that:

4.1 Financial Condition. The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at January 1, 2005 and December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly in all material respects the financial condition of the Company and its consolidated Subsidiaries as at such date, and the results of its operations and its cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2006, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the combined results of its operations and its combined cash flows for the nine-month period then ended (subject to absence of footnotes and normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto and normal year end adjustments, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and, in the case of such unaudited financial statements, subject to the absence of footnotes). Except as set forth on Schedule 4.1, as of the Closing Date, the Borrower and its Subsidiaries (i) do not have any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph but which would in accordance with GAAP be so reflected in a consolidated balance sheet of the Borrower as of the Closing Date or (ii) are not party to any arrangement to pay principal or interest with respect to any Indebtedness of any Person which is not reflected in the most recent financial statements referred to in this paragraph, (x) which was incurred by the Borrower or any of its Subsidiaries or guaranteed by the Borrower or any of its Subsidiaries at any time or the proceeds of which are or were transferred to or used by the Borrower or any of its Subsidiaries and (y) the payments in respect of which are intended to be made with the proceeds of payments to such Person by the Borrower or any of its consolidated Subsidiaries or with any Indebtedness or Capital Stock issued by the Borrower or any such Subsidiary.

4.2 No Change. (a) As of the Closing Date, there has been no event, circumstance, development, change or effect since December 31, 2005 that has had a Closing Date Material Adverse Effect.

(b) At any time after the Closing Date as of which this representation and warranty is made or deemed made, there has been no event, development or circumstance since December 31, 2005 that has had or will have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Parent, the Borrower and its Restricted Subsidiaries (a) (i) is duly organized (or incorporated), validly existing and in good standing

(or, only where if applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except, in each case, to the extent that any such failure to have such power, authority or right would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the Acquisition Transactions, the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.17. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) violate in any material respect any Requirement of Law or any material Contractual Obligation of the Parent, the Borrower or any of its Restricted Subsidiaries or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6 No Material Litigation. No litigation, proceeding or, to the knowledge of the Parent and the Borrower, investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent and the Borrower, likely to be commenced within a reasonable time period against the Parent, the Borrower or any of its Restricted Subsidiaries or against any of their Properties or revenues which, taken as a whole, (a) are material and adverse with respect to any of the Loan Documents or (b) would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Except as set forth in Schedule 4.8A, each of the Parent, the Borrower and its Restricted Subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents. Schedule 4.8B lists all real property which is owned or leased by any Loan Party as of the Closing Date.

4.9 Intellectual Property. Each of the Parent, the Borrower and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the Parent’s or the Borrower’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and neither the Parent, the Borrower nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would cancel the validity of the Parent’, the Borrower’s or any Restricted Subsidiary’s rights in any Intellectual Property owned by the Parent, the Borrower or any Restricted Subsidiary (the “Borrower Intellectual Property”) in any respect that would reasonably be expected to have a Material Adverse Effect. To the Parent’s or the Borrower’s knowledge, no pending claim has been asserted or threatened in writing by any Person challenging the use by the Parent, the Borrower or its Restricted Subsidiaries of any Borrower Intellectual Property or the validity of any Borrower Intellectual Property, except in each case as would not reasonably be expected to have a Material Adverse Effect. To the Parent’s or the Borrower’s knowledge, the use of any Borrower Intellectual Property by the Parent, the Borrower or its Restricted Subsidiaries does not infringe on the rights of any other Person in a manner that would reasonably be expected to have a Material Adverse Effect. the Parent, the Borrower and its Restricted Subsidiaries have taken all commercially reasonable actions that in the exercise of their reasonable business judgment should be taken to protect the Borrower Intellectual Property, including Borrower Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Each of the Parent, the Borrower and each of its Restricted Subsidiaries (i) has filed or caused to be filed all federal, state, provincial and other tax returns that are required to be filed and (ii) has paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority responsible for administering taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Parent, the Borrower or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 ERISA. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has

occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; none of the Parent, the Borrower nor any of its Restricted Subsidiaries has had (or reasonably expects to have) a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA and, to the knowledge of the Parent and the Borrower, no Multiemployer Plan is in Reorganization or Insolvent.

(b) the Parent, the Borrower and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than the Parent, the Borrower and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Parent, the Borrower and its Restricted Subsidiaries to pay money.

4.13 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of the Parent at the Closing Date (and after giving effect to the Acquisition Transactions). Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

(b) As of the Closing Date (and after giving effect to the Acquisition Transactions), except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Capital Stock of the Borrower or any of its Restricted Subsidiaries.

4.15 Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect: none of the Parent, the Borrower or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any Environmental Liability.

4.16 Accuracy of Information, etc. No statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.17 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (including any proceeds of any item of Collateral) to the extent required by the Guarantee and Collateral Agreement. In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Administrative Agent and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed, within the time periods (if any) required by applicable law, in the offices specified on Schedule 4.17 (which financing statements have been duly completed and executed (as applicable) and delivered to the Administrative Agent) and such other filings as are specified on Schedule 4.17 are made, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 4.17 and the filings specified on Schedule 4.17, and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement.

(b) Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage).

4.18 Solvency. The Loan Parties, taken as a whole, are, and (after giving effect to the Acquisition Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith (including the issuance of the Senior Notes and the Senior Subordinated Notes)) will be, Solvent.

4.19 Senior Indebtedness. (a) The Obligations constitute “Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of the Parent and each Restricted Subsidiary under the Guarantee and Collateral Agreement constitute “Senior Indebtedness” in respect of the Parent and such Restricted Subsidiary under and as defined in and the Senior Subordinated Note Indenture.

(b) All borrowings of Loans and issuances of Letters of Credit permitted under this Agreement are, and when incurred or issued will be, permitted under (and shall give rise to no breach or violation of) the Senior Note Indenture, the Senior Subordinated Note Indenture, any Permitted Refinancing Notes or any other subordinated Indebtedness (or under the definitive documentation relating thereto).

4.20 Labor Matters. There are no strikes or other labor disputes against the Parent, the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Parent or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Parent, the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Parent, the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Parent, the Borrower or the relevant Restricted Subsidiary.

4.21 Regulation H. Except as set forth on Schedule 4.21, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Parent, the Borrower, the Joint Lead Arrangers, the Syndication Agent, the Co-Documentation Agents, and each Lender whose name appears on the signature pages hereof (or, with respect to each Person which shall be a Lender as of the Closing Date, a duly completed, executed and delivered Lender Addendum), (ii) the Guarantee and Collateral Agreement, executed and delivered by the Loan Parties and the Administrative Agent and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Existing Indebtedness. (i) the Parent, the Borrower and its Restricted Subsidiaries shall have no Indebtedness for borrowed money outstanding as of the Closing Date other than under the Facilities, the Senior Notes, the Senior Subordinated Notes and the other Indebtedness permitted by Section 7.2 and (ii) the Existing Credit Facility and all liens securing obligations under the Existing Credit Facility shall have been terminated (or arrangements reasonably satisfactory to the Administrative Agent for such termination of such liens shall have been made), and the Administrative Agent shall have received satisfactory evidence from the Parent and the Borrower as to the foregoing.

(c) Transactions, etc. The following transactions shall be consummated:

(i) Acquisition. The Acquisition Transactions shall have been or shall contemporaneously be consummated substantially pursuant to the terms of the Acquisition Agreement, and the consideration in respect of the Merger and other amounts required to be paid on or prior to the Closing Date in accordance with the terms of the Acquisition Agreement shall have been paid.

(ii) Issuance of Senior Notes and Senior Subordinated Notes. Each Loan Party party thereto shall have executed and delivered the definitive documentation with respect to the Senior Notes and the Senior Subordinated Notes, and the Borrower shall have received gross cash proceeds of not less than $300,000,000 from the issuance of the Senior Notes and $225,000,000 from the issuance of the Senior Subordinated Notes.

(iii) Equity Financing. The Sponsor or one or more of its Affiliates and certain other investors arranged by the Sponsor and reasonably acceptable to the Administrative Agent shall have made cash common equity contributions to, or purchased for cash common equity of, Holdings in an aggregate amount that, together with the amount of the equity of Holdings that shall be purchased by management as of the Closing Date, constitutes not less than 22.5% of Holdings’ pro forma consolidated capitalization (after giving effect to the Acquisition Transactions) (including fees and expenses paid in connection with the Acquisition Transactions), and Holdings shall have contributed in cash such amount as common equity contribution to the Parent and the Parent shall have used such cash equity contribution to consummate the Acquisition Transactions.

(d) Fees. The Administrative Agent shall have received all fees required to be paid, and all reasonable out-of-pocket expenses for which reasonably detailed invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date.

(e) Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer on behalf of the Parent, substantially in the form of Exhibit G hereto.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date.

(g) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(h) Legal Opinions. The Administrative Agent shall have received an executed legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, substantially in the form of Exhibit E and from such other counsel to the Loan Parties satisfactory to the Administrative Agent in form and substance satisfactory to the Administrative Agent.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares, if any, of Capital Stock of the Borrower and (to the extent required by the terms of the Guarantee and Collateral Agreement) each of the

Borrower’s Subsidiaries pledged to the Administrative Agent pursuant to (and, in the case of the Capital Stock of any Foreign Subsidiary, subject to the limitations of) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein with the priority provided for in the Security Documents, shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5(c).

(l) Pro Forma Balance Sheet; Financial Statements; Financial Plan. The Lenders shall have received (i) the unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries (the “Pro Forma Balance Sheet”), certified by the Borrower as having been prepared giving effect (as if such events had occurred on such date) to (A) the Acquisition Transactions, including the Loans to be made and the Senior Notes and Senior Subordinated Notes to be issued on the Closing Date and the use of the proceeds thereof and (B) the payment of fees and expenses in connection with the foregoing; and (ii) the financial statements of the Company and its Subsidiaries referred to in Section 4.1. The Pro Forma Balance Sheet shall have been prepared based upon the best information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at the end of the fiscal quarter ending September 30, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date, and shall be so certified by the Borrower.

(m) Mortgages, etc. The Administrative Agent shall have received:

(i) the Mortgages for the properties listed on Schedule 5.1(m), as required by the Administrative Agent, each duly executed and delivered by the parties thereto, and such other documentation relating to each such Mortgage or the real property and leasehold property subject thereto as may reasonably be required by the Administrative Agent (or arrangements satisfactory to the Administrative Agent for delivery thereof shall have been made);

(ii) evidence satisfactory to the Administrative Agent that the Borrower has paid (A) to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each title policy and (B) all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each of the properties listed on Schedule 5.1(m) in the appropriate real estate records;

(iii) legal opinions relating to the Mortgages described above with respect to the owned real properties and leasehold properties located in the states of Massachusetts, Virginia and California, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent;

(iv) evidence of flood insurance with respect to each owned real property and leasehold property located in an area at high risk for flood in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Administrative Agent;

(v) current title reports dated within the last 30 days for the properties listed on Schedule 5.1(m);

(vi) ALTA mortgagee title insurance policies or unconditional signed commitments therefor including all endorsements reasonably required by the Administrative Agent issued by one or more title companies reasonably satisfactory to the Administrative Agent with respect to the properties listed on Schedule 5.1(m) to the extent that the Administrative Agent requires such a title insurance policy or unconditional signed commitment therefor in its reasonable discretion in amounts not less than the fair market value of such real property and leasehold property or such other amount reasonably required by the Administrative Agent and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, all in form and substance reasonably satisfactory to the Administrative Agent;

(vii) surveys in form and substance reasonably acceptable to the Administrative Agent, for the owned real properties and leasehold properties listed on Schedule 5.1(m), certified to the Administrative Agent by a form of certification reasonably acceptable to the Administrative Agent and dated not more than 60 days prior to the Closing Date; and

(viii) with respect to any leasehold property listed in Schedule 5.1(m), (x) a letter, certificate or other instrument in writing, in substantially the form attached hereto as Exhibit K, from any lessor requiring consent under the related lease, pursuant to which such lessor consents to the granting of a Mortgage on such leasehold property by the Borrower or other Loan Party and (y) a memorandum of lease, in each case in form and substance reasonably satisfactory to the Administrative Agent in its reasonable discretion.

Notwithstanding anything herein to the contrary, to the extent any security interest in the Collateral or any deliverable related to the perfection of security interests in or Liens upon the Collateral or the properties listed in Schedule 5.1(m) (other than any such property the security interest in or lien upon which may be perfected by the filing of a Uniform Commercial Code financing statement or the delivery of stock certificates and any Security Document) is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the provision of any such security interest(s) or Liens(s) or deliverable shall not constitute a condition precedent to the initial extensions of credit under this Section 5.1 on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Loan or to issue, renew or participate in any Letter of Credit hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. (i) With respect to any extension of credit made on the Closing Date, the Specified Representations shall be true and correct in all material respects and (ii) with respect to any extension of credit made after the Closing Date, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date; provided that as of the Closing Date, with respect to the Loans made and/or Letters of Credit issued on such date, notwithstanding anything herein to the contrary, (x) the existence or non-existence of any Default or Event of Default with respect to a breach of representations and warranties as of the Closing Date shall relate only to the Specified Representations and (y) compliance with Section 7.1 shall not be tested.

(c) Compliance with Financial Covenant; Supplements to Mortgages. With respect to the making of each New Loan, (i) the Borrower shall have delivered to the Administrative Agent a compliance certificate containing all information and calculations necessary for determining compliance by the Borrower with Section 7.1 after giving effect to such New Loan and (ii) upon the reasonable request of the Administrative Agent, the Borrower shall execute and deliver a supplement or amendment to the Mortgages providing for such New Loans to be secured thereby and shall have taken all other steps to give effect to the purposes of the conditions under Section 5.1(m).

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied (or waived).

SECTION 6. AFFIRMATIVE COVENANTS

Each of the Parent and the Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent or indemnification obligations not then due), the Parent and the Borrower shall and (to the extent relevant) shall cause each of the Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on Intralinks):

(a) within 105 days after the end of each fiscal year of the Parent, commencing with the fiscal year ending December 31, 2006, a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Parent, commencing with the fiscal quarter ending March 31, 2007, the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except, in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of footnotes).

Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.yankeecandle.com, or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (f), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants of the Borrower in customary form reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines and will not be required if such accountants no longer provide such certificates to its customers (or their lenders) generally);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer on behalf of the Parent stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) if applicable for such period, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Parent, the Borrower and its Subsidiaries with the provisions of Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Parent, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any new Subsidiary and of any change in the jurisdiction of organization of any other Loan Party and a listing of any new registrations, and applications for registration, of Intellectual Property acquired or made by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c) as soon as available, but in any event not later than 60 days after the end of each fiscal year of the Parent (commencing with the fiscal year ending on or nearest to December 31, 2007), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent, the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Annual Operating Budget”);

(d) promptly after the same are sent, copies of all financial statements and reports that the Parent or the Borrower sends to the holders of any class of its debt securities or public equity securities (except for Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that the Parent or the Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;

(e) promptly upon delivery thereof to the Parent or the Borrower and to the extent permitted, copies of any accountants’ letters addressed to its Board of Directors (or any committee thereof); and

(f) promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the reasonable request from any Lender) may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.yankeecandle.com, or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Parent, the Borrower or its Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence, etc.; Compliance. (a)(i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights (other than Intellectual Property rights, the maintenance of which is addressed in Section 6.5(b)), privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all material Property necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted.

(b) Take all commercially reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Borrower Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Maintain insurance with financially sound and reputable insurance companies insurance on all its material Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as insured party or loss payee.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties (in the case of any real property lease, to the extent permitted in the relevant lease agreement) and examine and make abstracts from any of its books and records upon reasonable prior notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Parent, the Borrower and its Restricted Subsidiaries with officers and employees of the Parent, the Borrower and its Restricted Subsidiaries, and (provided that any Lender shall coordinate any request for such discussions through the Administrative Agent), (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Parent, the Borrower and its Restricted Subsidiaries with its independent certified public accountants; provided that a Responsible Officer of the Parent or the Borrower shall be present during such discussion and any such discussions with the Parent’s independent certified public accountants at the Parent’s expense shall, except while an Event of Default has occurred and is continuing, be limited to one meeting per calendar year.

6.7 Notices. Promptly upon a Responsible Officer of the Parent or any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time between the Parent, the Borrower or any of its Restricted Subsidiaries and any other Person, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c) the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Parent, the Borrower or any Restricted Subsidiary knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or the Parent or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of the Parent, the Borrower or any of its Restricted Subsidiaries to pay money;

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(e) the acquisition of any Property after the Closing Date in which the Administrative Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 6.8.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent, the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.8 Additional Collateral, etc. (a) With respect to any Property (other than Vehicles, cash, Cash Equivalents, Foreign Cash Equivalents and other assets expressly excluded from the Collateral or excluded from the requirement that a Lien is perfected on such Property pursuant to the Security Documents) located in the United States acquired after the Closing Date by any Loan Party (other than (x) any interests in real property and any Property described in paragraph (b) of this Section 6.8, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Administrative Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (i) give notice of such Property to the Administrative Agent and execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably requests to grant to the Administrative Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Administrative Agent for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent. Any Instrument, Certificated Security (other than in respect of the Capital Stock of any Subsidiary), Security or Chattel Paper in excess of $500,000 shall be promptly delivered to the Administrative Agent indorsed in a manner reasonably satisfactory to the Administrative Agent to be held as Collateral pursuant to the relevant Security Document.

(b) With respect to any fee or leasehold interest in any real property located in the United States having a value (together with improvements thereof) of at least $1,000,000 acquired or leased after the Closing Date by any Loan Party (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g), (y) any such leasehold interest in any retail store having a size of less than 25,000 square feet and (z) any such leasehold interest in any warehouse facility, distribution center or similar facility not material to the operation of the Business; provided that with respect to any warehouse facility, distribution center or similar facility where inventory in excess of $1,000,000 is located the Borrower shall, if requested by the Administrative Agent, use commercially reasonable efforts to provide a reasonably satisfactory, acknowledged bailee letter to the Administrative Agent), (i) give notice of such acquisition to the Administrative Agent and, if requested by the Administrative Agent execute and deliver a first priority Mortgage (subject to liens permitted by Section 7.3) in favor of the Administrative Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Administrative Agent determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Administrative Agent (A) provide the Lenders with a lenders’ title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Administrative Agent, and (B) use commercially reasonable efforts to obtain any consents or (to the extent permitted under the relevant lease for any leasehold interest) estoppels reasonably deemed necessary by the Administrative Agent, in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, the Borrower shall provide the Administrative Agent with prompt written notice of any warehouse facility, distribution center or other similar facility leased after the Closing Date by any Loan Party that the Borrower determines in good faith is material to the operation of its Business and, if requested by the Administrative Agent, shall take the actions described in the preceding sentence.

(c) With respect to any new Domestic Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include (x) any previously non-wholly owned Domestic Subsidiary that becomes wholly owned and is a Material Subsidiary (and is not an Unrestricted Subsidiary) and (y) any Domestic Subsidiary that was previously an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary (and is not an Unrestricted Subsidiary) or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) if such new Subsidiary is a wholly owned Domestic Subsidiary (and is not an Unrestricted Subsidiary or an Immaterial Subsidiary), cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Administrative Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(d) With respect to any new first tier Foreign Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any first-tier Foreign Subsidiary that previously was an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any Foreign Subsidiary be required to be so pledged), and (ii) to the extent permitted by applicable law, deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, necessary to perfect or ensure appropriate priority the Lien of the Administrative Agent thereon.

Notwithstanding any provision set forth herein or in any other Loan Documents to the contrary, in no event shall (x) any Foreign Subsidiary be required to guarantee the obligations of the Borrower or any Domestic Subsidiary, (y) the assets of any Foreign Subsidiary constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the obligations of the Borrower or any Domestic Subsidiary, or (z) more than 66% of the voting stock of any Foreign Subsidiary directly held by the Borrower and its Domestic Subsidiaries be required to be pledged to secure the obligations of the Borrower or any Domestic Subsidiary.

6.9 Further Assurances. Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described in Section 4.17 (to the extent such security interest can be perfected through the filing of UCC-1 financing statements, the Intellectual Property filings to be made pursuant to Schedule 4 of the Guarantee and Collateral Agreement or the delivery of Pledged Securities required to be delivered under the Guarantee and Collateral Agreement), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby.

6.10 Use of Proceeds. (a) The proceeds of the Term Loans shall be used to effect, in part, the Acquisition Transactions and the refinancing of existing Indebtedness and to pay related fees and expenses.

(b) The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit made after the Closing Date shall be used to finance Permitted Acquisitions and Investments permitted hereunder and for other general corporate purposes of the Borrower and its Subsidiaries not prohibited by this Agreement; provided that the Borrower shall be permitted to borrow Revolving Loans on the Closing Date for purpose of adding cash to the Borrower’s balance sheet so long as, after giving effect to such borrowings, the Closing Consolidated Total Leverage Ratio does not exceed 6.9:1.00 and the aggregate amount of cash and Cash Equivalents on the Borrower’s balance sheet as of the Closing Date shall not exceed $40,000,000.

6.11 Credit Ratings. Use its commercially reasonable efforts to cause the Term Loans to be rated at all times by S&P and by Moody’s.

SECTION 7. NEGATIVE COVENANTS

The Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped) or any Loan or other amount is owing to any Lender or the

Administrative Agent hereunder (other than contingent or indemnification obligations not then due), the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to:

7.1 Consolidated Total Secured Leverage Ratio. Permit the Consolidated Total Secured Leverage Ratio of the Parent as at the last day of any period of four consecutive fiscal quarters of the Parent ending on or nearest to the date set forth below to exceed the ratio set forth below opposite such date:

Period	Consolidated Total Secured Leverage Ratio
June 30, 2007	4.75 : 1.00
September 30, 2007	4.75 : 1.00
December 31, 2007	4.50 : 1.00
March 31, 2008	4.50 : 1.00
June 30, 2008	4.50 : 1.00
September 30, 2008	4.50 : 1.00
December 31, 2008	4.00 : 1.00
March 31, 2009	4.00 : 1.00
June 30, 2009	4.00 : 1.00
September 30, 2009	4.00 : 1.00
December 31, 2009	3.75 : 1.00
March 31, 2010	3.75 : 1.00
June 30, 2010	3.75 : 1.00
September 30, 2010	3.75 : 1.00
December 31, 2010	3.25 : 1.00
March 31, 2011	3.25 : 1.00
June 30, 2011	3.25 : 1.00
September 30, 2011	3.25 : 1.00
December 31, 2011	2.75 : 1.00
March 31, 2012	2.75 : 1.00
June 30, 2012	2.75 : 1.00
September 30, 2012	2.75 : 1.00
December 31, 2012	2.75 : 1.00
March 31, 2013	2.75 : 1.00
June 30, 2013	2.75 : 1.00
September 30, 2013	2.75 : 1.00
December 31, 2013	2.75 : 1.00

7.2 Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Parent, the Borrower or any Subsidiary Guarantor pursuant to any Loan Document or Hedge Agreements (including the New Loans or the Replacement Term Loans);

(b) Indebtedness (i) of the Borrower to any of its Restricted Subsidiaries, (ii) of any Subsidiary Guarantor to the Borrower or any Restricted Subsidiary, (iii) of any Non-Guarantor Subsidiary that is a Domestic Subsidiary to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and (iv) of any Non-Guarantor Subsidiary that is a Foreign Subsidiary to any other Non-Guarantor Subsidiary that is a Foreign Subsidiary;

(c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(d) Indebtedness (other than the Senior Notes and the Senior Subordinated Notes) outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, replacements, refundings, renewals or extensions thereof (without any increase (excluding accrued interest and the amount of reasonable fees and expenses incurred, make whole payments and premiums paid in connection therewith) in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e) Guarantee Obligations (i) by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor, (ii) by any Non-Guarantor Subsidiary of obligations of any Non-Guarantor Subsidiary that is a Domestic Subsidiary and (iii) by any Non-Guarantor Subsidiary that is a Foreign Subsidiary of obligations of any other Non-Guarantor Subsidiary that is a Foreign Subsidiary;

(f) Indebtedness of Non-Guarantor Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit in the ordinary course of business not to exceed at any one time outstanding an aggregate principal amount equal to $10,000,000;

(g) Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(h)(i) Indebtedness of any Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor and (ii) Guarantee Obligations of the Borrower or any Subsidiary Guarantor of Indebtedness of any Non-Guarantor Subsidiaries, in an aggregate principal amount for all such Indebtedness and, without duplication, Guarantee Obligations not to exceed $30,000,000 at any one time outstanding;

(i) additional unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $25,000,000 at any one time outstanding;

(j) Indebtedness under a Permitted Seller Note issued as consideration in connection with an acquisition permitted under Section 7.7(f), in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(k) Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

(l) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification or adjustment of purchase price or similar obligations in any case incurred in connection with an acquisition or other Investment permitted by Section 7.7(f) or the disposition of any business, assets or Restricted Subsidiary;

(m) unsecured, senior subordinated or subordinated Indebtedness of the Borrower (including guarantees thereof by any Subsidiary Guarantor) (such Indebtedness and/or guarantees incurred under this clause (m) or refinancings thereof being collectively referred to as the “Permitted Subordinated Indebtedness”); provided that (i) no scheduled principal payments, prepayments, redemptions or sinking fund or like payments of any Permitted Subordinated Indebtedness shall be required prior to the date at least 180 days after the maturity date of the Term Loans (or, if any New Loans that are Term Loans are outstanding at the time of such incurrence, the maturity date of such New Loans, if later), (ii) the terms of any Permitted Subordinated Indebtedness shall not be more restrictive in any material respect on the Loan Parties than the provisions of the Senior Subordinated Notes and the Senior Subordinated Note Indenture, (iii) the terms of subordination applicable to any Permitted Subordinated Indebtedness shall be reasonably satisfactory to the Administrative Agent and shall, in any event, define “senior indebtedness” or a similar phrase for purposes thereof to include all of the Obligations of the Loan Parties, (iv) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (v) after giving effect to the incurrence of such Permitted Subordinated Indebtedness, (i) the Parent shall be in compliance with Section 7.1 and (ii) the Consolidated Net Interest Coverage Ratio for the most recently ended period of four consecutive fiscal quarters of the Parent shall not be less than the Applicable Consolidated Net Interest Coverage Ratio for such period (in each case, calculated on a pro forma basis as if such Permitted Subordinated Indebtedness had been incurred on the first day of such period ending on or prior to such date).

(n) Indebtedness of the Borrower or any Subsidiary Guarantor as an account party in respect of trade letters of credit issued in the ordinary course of business;

(o) Indebtedness of any Person that becomes a Restricted Subsidiary as part of a Permitted Acquisition after the Closing Date, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or shorten maturity (other than by an amount not greater than accrued interest, fees and expenses, including premium and defeasance costs, associated therewith), add any Restricted Subsidiary as a new obligor or new property of the Borrower or any Restricted Subsidiary as security therefor or result in a decreased average weighted life thereof during the term of this Agreement; provided that (A) such acquired Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such acquired Indebtedness refinanced (and did not increase principal (except for accrued interest premium or fees) or shorten maturity during the term of this Agreement) other Indebtedness to facilitate such entity becoming a Restricted Subsidiary), (B) the aggregate principal amount of Indebtedness permitted by this clause (o) shall not at any one time outstanding exceed $20,000,000 and (C) neither the Borrower nor any Restricted Subsidiary shall be a new obligor therefor and no new property of the Borrower or any Restricted Subsidiary shall provide security therefor;

(p) (i) unsecured Indebtedness under the Senior Notes (including Guarantees thereof by a Restricted Subsidiary that is a Subsidiary Guarantor) in an aggregate original principal amount not to exceed $325,000,000 at any one time outstanding, plus, without duplication any premiums, fees, commissions, discounts or other expenses incurred in connection therewith and (ii) any refinancings, renewals or extensions thereof (without increasing the principal amount (other than as a result of capitalization of accrued interest, fees, make whole payments, prepayment premium, commissions or discounts) or shortening the maturity date or weighted average life to maturity thereof and on terms (other than the coupon, which shall be not more than the then current market rates) not less favorable to the Loan Parties and the Lenders than the respective Indebtedness being refinanced, renewed or extended);

(q) (i) unsecured Indebtedness under the Senior Subordinated Notes (including subordinated Guarantees thereof by a Restricted Subsidiary that is a Subsidiary Guarantor) in an aggregate original principal amount not to exceed $200,000,000 at any one time outstanding, plus, without duplication any premiums, fees, commissions, discounts or other expenses incurred in connection therewith and (ii) any refinancings, renewals or extensions thereof (without increasing the principal amount (other than as a result of capitalization of accrued interest, fees, make whole payments, prepayment premium, commissions or discounts) or shortening the maturity date or weighted average life to maturity thereof and on terms (other than the coupon, which shall be not more than the then current market rates), including subordination provisions, not less favorable to the Loan Parties and the Lenders than the respective Indebtedness being refinanced, renewed or extended);

(r) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, consultants and directors or employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Parent or Holdings issued in lieu of cash payment; provided that such purchase or redemption is permitted under Section 7.6(g);

(s) Indebtedness of the Borrower or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business; and

(t) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Restricted Subsidiaries.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days, that are being contested in good faith by appropriate proceedings or the existence of which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(c) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits and other Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f) Liens (i) in existence on the date hereof listed on Schedule 7.3(f) (or to the extent not listed on Schedule 7.3(f), where the fair market value of the Property to which such Lien is attached is less than $1,000,000), (ii) securing Indebtedness permitted by Section 7.2(d) and (iii) created after the date hereof in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional Property of the Borrower or any Restricted Subsidiary after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.2(c), 7.2(f), 7.2(j) or 7.2(o); provided that in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(c) or 7.2(j) to the extent incurred to finance Permitted Acquisitions or Investments permitted under Section 7.7, (x) such Liens shall be created substantially concurrently with the acquisition of the assets financed by such Indebtedness, (y) such Liens do not at any time encumber any Property of the Borrower or any Restricted Subsidiary other than the Property financed by such Indebtedness and the proceeds thereof and (z) the principal amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased, and any financing statement filed in connection with any such lease;

(j) Liens arising from judgments in circumstances not constituting an Event of Default under Section 8(h);

(k) Liens on property or assets acquired pursuant to an acquisition permitted under Section 7.7(f) (and the proceeds thereof) or assets of a Subsidiary Guarantor in existence at the time such Subsidiary Guarantor is acquired pursuant to an acquisition permitted under Section 7.7(f) and not created in contemplation thereof;

(l) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries;

(m) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(o) Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(p) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(q) Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(r) Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(s) Liens on cash or cash equivalents securing any Hedge Agreement permitted hereunder;

(t) any interest or title of a lessor or licensor under any leases or subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(u) other Liens with respect to obligations that do not exceed $10,000,000 at any one time outstanding;

(v) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(w) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(x) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(y) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(z) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(aa) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(bb) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(cc) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(dd) security given to a public or private utility or any governmental authority as required in the ordinary course of business; and

(ee) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business.

7.4 Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)(i) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into any Subsidiary Guarantor (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);

(b) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Restricted Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(d) Dispositions permitted by Section 7.5 may be consummated;

(e) any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(f) the Initial Borrower may be merged with and into the Company pursuant to the terms of the Acquisition Agreement; and

(g) any Immaterial Subsidiary may be dissolved or liquidated.

7.5 Dispositions of Property. Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of surplus, obsolete or worn out property in the ordinary course of business;

(b) (i) the sale of inventory in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property, in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind (other than as set forth in clause (ii)), to the extent that the Property received in such exchange is of a value equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Borrower or any Subsidiary Guarantor subject to perfected first priority Liens in favor of the Administrative Agent under the Security Documents is not materially reduced);

(c) Dispositions permitted by Section 7.4;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to the Borrower or any Subsidiary Guarantor is otherwise permitted by Section 7.7;

(e) the Disposition of other assets having a fair market value not to exceed 5% of consolidated total assets of the Parent, the Borrower and its Restricted Subsidiaries in the aggregate; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(f) any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith;

(g) the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use (if any) of such Property by the Borrower or its Restricted Subsidiaries;

(h) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with the Borrower’s commercially reasonable business judgment (and not as part of any bulk sale or financing of receivables);

(i) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(j) the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary or their respective assets;

(k) the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor or (ii) from a Non-Guarantor Subsidiary to (A) the Borrower or any Subsidiary Guarantor for no more than fair market value or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary; provided that any sale or issuance of Capital Stock of an Unrestricted Subsidiary to the Borrower or any Subsidiary Guarantor is otherwise permitted by Section 7.7;

(l) the sale of Cash Equivalents and Foreign Cash Equivalents in the ordinary course of business;

(m) sale and leaseback transactions permitted by Section 7.10;

(n) Liens permitted by Section 7.3;

(o) Restricted Payments permitted by Section 7.6;

(p) the cancellation of intercompany Indebtedness among the Borrower and the Subsidiary Guarantors;

(q) Investments permitted by Section 7.7; and

(r) the sale or issuance of the Capital Stock of (i) any Foreign Subsidiary that is a Restricted Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary or (ii) any Foreign Subsidiary that is an Unrestricted Subsidiary to any other Foreign Subsidiary that is an Unrestricted Subsidiary, in each case, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited hereunder.

7.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Parent, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Parent, the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(b)(i) Non-Guarantor Subsidiaries of the Borrower that are Domestic Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Domestic Subsidiaries and (ii) Non-Guarantor Subsidiaries of the Borrower that are Foreign Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Restricted Subsidiaries;

(c) provided that (i) no Default or Event of Default is continuing or would result therefrom, (ii) the Parent is in compliance with Section 7.1 before and after giving effect to such Restricted Payment and (iii) the Consolidated Net Interest Coverage Ratio for the most recently ended period of four consecutive fiscal quarters of the Parent is not less than the Applicable Consolidated Net Interest Coverage Ratio for such period before and after giving effect to such Restricted Payment, the Borrower may make Restricted Payments in an aggregate amount not to exceed the sum of (A) $10,000,000 and (B) the Available Excess Amount; provided that no Restricted Payments may be made under this clause (c) during any fiscal quarter if a Specified Equity Contribution has been (or is anticipated to be) exercised in respect of either of the two immediately preceding fiscal quarters;

(d) the Borrower may make Restricted Payments to the Parent, and the Parent may make Restricted Payments to Holdings, to permit the Parent and Holdings to pay (i) any taxes which are due and payable by Holdings, the Parent and the Borrower and their Subsidiaries as part of a consolidated group (or shareholders of Holdings, to the extent such taxes are attributable to Holdings, the Parent and the Borrower and their Subsidiaries), (ii) customary fees to members of its board of directors, (iii) ordinary course corporate or LLC operating expenses and (iv) fees and expenses to the extent permitted under clause (i) of the second sentence of Section 7.9;

(e) Investments permitted by Section 7.7;

(f) the Parent may make Restricted Payments in the form of common stock of the Parent or preferred stock of the Parent;

(g) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments to the Parent, and the Parent may make Restricted Payments to Holdings, to permit Holdings or the Parent to purchase its common stock or common stock options from present or former officers, consultants and directors or employees (and their heirs, estates and assigns) of Holdings or the Parent, as applicable, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments under this clause (g) in any fiscal year of the Parent shall not exceed the sum of (i) $5,000,000 plus any proceeds received from key man life insurance policies and (ii) any Restricted Payments permitted (but not made) pursuant to this clause (g) in the immediately prior fiscal year; and provided further, that without regard to the preceding provisions of this clause (g) and in addition to purchases permitted under such preceding provisions, the Borrower may make Restricted Payments to the Parent, and the Parent may make Restricted Payments to Holdings, to permit Holdings or the Parent to purchase its common stock or common stock options from employees (and their heirs, estates and assigns) pursuant to “put rights” exercised by such employees as a result of the termination of their employment by the Borrower during the period of 24 months after the Closing Date; and

(h) provided that no Default or Event of Default is continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed $7,500,000.

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents and Foreign Cash Equivalents and Investments that were Cash Equivalents or Foreign Cash Equivalents when made;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.2(b), (e) and (h);

(d) loans and advances to employees of the Parent, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for the Parent, the Borrower and all Restricted Subsidiaries) not to exceed $2,000,000 (excluding (for purposes of such cap) travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or is a Domestic Subsidiary that becomes a Subsidiary Guarantor at the time of such Investment;

(f) Permitted Acquisitions to the extent that any Person acquired in such acquisition becomes a Subsidiary Guarantor or a part of the Borrower or any Subsidiary Guarantor or becomes (whether or not such Person is a wholly owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 6.8(c);

(g) loans by the Borrower or any of its Restricted Subsidiaries to the officers or directors of Holdings, the Parent, or the Borrower or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such officers or directors directly invest the proceeds of such loans in the Capital Stock of the Parent;

(h) Investments by the Borrower and its Restricted Subsidiaries in joint ventures or similar arrangements in an aggregate amount (for the Borrower and all Restricted Subsidiaries) not to exceed $20,000,000 at any one time outstanding;

(i) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(j) Investments (i) by any Non-Guarantor Subsidiary that is a Domestic Subsidiary in any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and (ii) by any Non-Guarantor Subsidiary that is a Foreign Subsidiary in any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(k) Investments in existence on the Closing Date and listed on Schedule 7.7;

(l) Investments of the Borrower or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;

(n) Investments by the Borrower or any Subsidiary Guarantor in the form of loans and advances to Non-Guarantor Subsidiaries permitted to be incurred by the Non-Guarantor Subsidiaries under Section 7.2(h);

(o) consummation of the Acquisition Transactions pursuant to the Acquisition Agreement;

(p) provided that (i) no Default or Event of Default is continuing or would result therefrom, (ii) the Parent is in compliance with Section 7.1 before and after giving effect to such Investment and (iii) the Consolidated Net Interest Coverage Ratio for the most recently ended period of four consecutive fiscal quarters of the Parent is not less than the Applicable Consolidated Net Interest Coverage Ratio for such period before and after giving effect to such

Investment, the Borrower may make Investments in an aggregate amount (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) not to exceed at any time outstanding the sum of (A) $10,000,000 and (B) the Available Excess Amount;

(q) Subsidiaries of the Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrower and such Subsidiary comply with the provisions of Section 6.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrower complies with the provisions of Section 6.8(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.7(f), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);

(r) Investments by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary in an aggregate amount (for the Borrower and all Subsidiary Guarantors) not to exceed $10,000,000 at any one time outstanding;

(s) Investments arising directly out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5; provided that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(t) Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(u) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2(b);

(v) Investments (other than Permitted Acquisitions) made with cash proceeds of equity contributions (other than with Disqualified Stock and Specified Equity Contributions) from unit holders of Holdings to the Parent, and in turn from the Parent to the Borrower, after the Closing Date, to the extent not used in connection with Section 7.6(c);

(w) any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(x) Guarantee Obligations permitted by Section 7.2 and any payments made in respect of such Guarantees Obligations; and

(y) provided that no Default or Event of Default is continuing or would result therefrom, additional Investments so long as the aggregate amount thereof outstanding (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) at no time exceeds $10,000,000.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

7.8 Optional Payments and Modifications of Certain Debt Instruments. (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the principal of or interest on, or any other amount owing in respect of (i) any Indebtedness under the Senior Notes, the Senior Subordinated Notes or any Permitted Refinancing Notes (except as permitted under Section 7.2(p), 7.2(q) or 7.6(c) (as applicable)) or (ii) any Permitted Subordinated Indebtedness, except (in the case of clause (i) or (ii)): (x) in an amount not to exceed the sum of the Available Excess Amount plus $10,000,000; provided that (A) no Default or Event of Default is continuing or would result therefrom, (B) the Parent is in compliance with Section 7.1 before and after giving effect to such payment, prepayment, repurchase, redemption or defeasement and (C) the Consolidated Net Interest Coverage Ratio for the most recently ended period of four consecutive fiscal quarters of the Parent is not less than the Applicable Consolidated Net Interest Coverage Ratio for such period before and after giving effect to such payment, prepayment, repurchase, redemption or defeasement and (y) the Borrower may prepay, redeem or repurchase the Senior Notes and the Senior Subordinated Notes with the proceeds of any Permitted Refinancing Notes or pursuant to any asset sale tender offers required by the terms of such Indebtedness;

(b) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (i) any agreement or instrument governing or evidencing Permitted Subordinated Indebtedness in any manner that is materially adverse to the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders) or (ii) any of the terms of the Senior Notes, the Senior Note Indenture, the Senior Subordinated Notes, the Senior Subordinated Note Indenture or any agreement relating to any Permitted Refinancing Notes (other than (w) any such amendment, modification, waiver or other change pursuant to a refinancing of such Indebtedness permitted by Section 7.2(p) or Section 7.2(q) or that (x) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and does not involve the payment of a consent fee (other than the payment of any consent fees to the extent permitted by clause (x) of Section 7.8(a)); or

(c) Designate any Indebtedness (other than (i) obligations of the Loan Parties pursuant to the Loan Documents or any refinancing thereof permitted under the Senior Subordinated Note Indenture or any refinancing thereof permitted under Section 7.2(q) or (ii) the Senior Notes or any refinancing thereof permitted under Section 7.2(p))as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Note Indenture (or any refinancing thereof).

7.9 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent, the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Parent, the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may (i) so long as no Default or Event of Default shall have occurred and be continuing, pay customary annual fees, management fees, advisory fees, and related expenses to the Sponsor and its Affiliates; provided that such fees shall not, in the aggregate, exceed $1,500,000 per annum plus the payment or reimbursement of expenses which are limited to reasonable out-of-pocket expenses incurred by the Sponsor and its Affiliates in connection with the provision of its services; (ii) without being subject to the terms of this Section 7.9, enter into any transaction with any Person which is an Affiliate of the Parent only by reason of such Person and the Parent having common directors; and (iii) pay a closing transaction fee to the Sponsor on the Closing Date. For the avoidance of doubt, this Section 7.9 shall not apply to employment arrangements with, and payments of compensation, expense reimbursement or benefits to or for the benefit of, current or former employees, officers or directors of the Parent, the Borrower or any of its Restricted Subsidiaries.

7.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which is to be sold or transferred by the Borrower or such Restricted Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary, except for (i) sales or transfers that do not exceed $25,000,000 in the aggregate at any one time outstanding, (ii) sales or transfers by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor and (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary.

7.11 Changes in Fiscal Periods. Permit the fiscal year of the Parent to end on a day other than December 31st or the Saturday closest to December 31st of each year.

7.12 Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of the Parent, the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, the Senior Note Indenture, the Senior Subordinated Note Indenture and any agreement related to any Permitted Refinancing Notes and Permitted Subordinated Indebtedness, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (c) software and other Intellectual Property licenses pursuant to which the Parent, the Borrower or such Restricted Subsidiary is the licensee or licensor of the relevant software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (d) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation, (e) any agreements regarding Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limited shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries), (f) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.12, (g) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (h) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (i) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.4 or 7.5 and (j) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

7.13 Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Restricted Subsidiary or (b) make Investments in the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any restrictions set forth in the Senior Note Indenture, the Senior Subordinated Note Indenture, any Permitted Refinancing Notes or the documentation for any Permitted Subordinated Indebtedness; provided that, in the case of any

Permitted Refinancing Notes or Permitted Subordinated Indebtedness, such restrictions shall not be more restrictive in any material respect on the Loan Parties than the corresponding restrictions set forth in the Senior Subordinated Notes and the Senior Subordinated Note Indenture, (iv) any restrictions contained in agreements related to Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case such restriction shall relate only to such Non-Guarantor Subsidiary and its Restricted Subsidiaries), (v) any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (vii) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (viii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (ix) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.4 or 7.5, (x) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and (xi) such restrictions in effect on the Closing Date and listed on Schedule 7.13.

7.14 Lines of Business. Enter into any business, either directly or through any of its Restricted Subsidiaries, except for the Business.

7.15 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business or as required hereby, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates or commodity, raw material, energy or utility prices.

7.16 Limitation on Activities of the Parent. In the case of the Parent only, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Borrower and (indirectly) the Subsidiaries of the Borrower and those incidental to Investments by or in the Parent permitted hereunder, (ii) those incidental to the issuance of and performance under the Senior Notes and the Senior Subordinated Notes (or any other Indebtedness permitted under Section 7.2(p) or (q)), (iii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iv) activities relating to the performance of obligations under the Loan Documents to which it is a party or expressly permitted thereunder, (v) the making of Restricted Payments to the extent of Restricted Payments permitted to be made to the Parent pursuant to Section 7.6, (vi) the receipt and payment of Restricted Payments permitted under Section 7.6 and (vii) the other transactions expressly permitted under this Section 7.16;

(b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (I) unsecured Indebtedness; provided that (v) no scheduled principal payments, prepayments, redemptions or sinking fund or like payments shall be required prior to the maturity date of the Senior Subordinated Notes, (w) no payment of interest in cash shall be required prior to the fifth anniversary of the issuance of such Indebtedness, (x) such Indebtedness shall have terms which shall be no more restrictive in any respect on the Loan Parties than the provisions of the Senior Subordinated Notes and the Senior Subordinated Note Indenture, (y) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (z) after giving effect to the issuance of such Indebtedness, (i) the Parent shall be in compliance with Section 7.1 and (ii) the Consolidated Net Interest Coverage Ratio for the most recently ended period of four consecutive fiscal quarters of the Parent shall not be less than the Applicable Consolidated Net Interest Coverage Ratio for such period (in each case, calculated as if such Indebtedness had been incurred on the first day of such period ending on or prior to such date), (II) nonconsensual obligations imposed by operation of law, (III) pursuant to the Loan Documents to which it is a party, (IV) obligations with respect to its Capital Stock and options thereof issued to Management Investors, (V) in respect of the Senior Notes and the Senior Subordinated Notes (or any other Indebtedness permitted under Section 7.2(p) or (q)), (VI) obligations to its employees, officers and directors not prohibited hereunder and (VII) obligations under the Acquisition Agreement (as in effect on the Closing Date);

(c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends paid by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section and Cash Equivalents or cash borrowed under Section 7.16(b)) other than the ownership of shares of Capital Stock of the Borrower; or

(d) consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that the Parent may be merged, amalgamated or consolidated with or into Holdings in connection with or in preparation for an IPO (provided that the Parent shall be the continuing or surviving corporation).

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)(i) On the Closing Date, any Specified Representation, and (ii) at any time after the Closing Date, any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall, in either case, prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a) (with respect to the Parent or the Borrower), Section 6.7(a) or Section 7 of this Agreement; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after such Loan Party receives from the Administrative Agent or any Lender notice of the existence of such default; or

(e) The Parent, the Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or

(ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default described in clauses (i), (ii) or (iii) of this paragraph (e) is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000 and (B) this paragraph (e) shall not apply to (I) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness if such sale, transfer, destruction or other disposition is not prohibited hereunder or (II) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f) (i) The Parent, the Borrower or any of its Material Subsidiaries which are not Unrestricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)(i) The Parent, the Borrower or any of its Restricted Subsidiaries shall incur any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Parent, the Borrower or any of its Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent, the Borrower or any of its Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of the Parent, the Borrower or any of its Restricted Subsidiaries to pay money that would have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Parent, the Borrower or any of its Material Subsidiaries (which are not Unrestricted Subsidiaries) involving for the Parent, the Borrower and any Material Subsidiaries (which are not Unrestricted Subsidiaries) taken as a whole a liability (to the extent not paid or covered by insurance or effective indemnity) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect in any material respect, or any Loan Party shall so assert in writing, or any Lien on any material amount of Collateral created by any of the Security Documents shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby; or

(j)(i) The Parent shall cease directly or indirectly to own 100% of the Capital Stock of the Borrower or (except to the extent the Parent is permitted to issue options to Management Investors pursuant to Section 7.16(b) or merge with Holdings pursuant to Section 7.16(d)) Holdings shall cease directly to own 100% of the Capital Stock of the Parent; or (ii) if prior to an IPO, one or more Permitted Investors shall cease to own directly or indirectly at least 50.1% of the Capital Stock of the Parent; (iii) after an IPO, one or more Permitted Investors shall cease to own directly or indirectly at least 35% of the Capital Stock of the Parent and any other shareholder shall own a greater amount; (iv) after an IPO and for any reason whatsoever, a majority of the Board of Directors of the Parent shall not be Continuing Directors; or (v) a “Change of Control” (or comparable term) shall occur under the Senior Notes or the Senior Subordinated Notes, any Permitted Refinancing Notes or any Permitted Subordinated Indebtedness; or

(k) The Senior Subordinated Notes or any guarantees thereof (or any Permitted Refinancing Notes thereof) shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Parent and the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the indenture therefor, or any Loan Party or any Affiliate of any Loan Party;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this

Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Parent and the Borrower.

SECTION 9. THE ADMINISTRATIVE AGENT

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under the applicable Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent and the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and any Issuing Lender in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or any Issuing Lender in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any Issuing Lender under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s or any Issuing Lender’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign upon 30 days’ notice to the Lenders and the Borrower effective upon appointment of a successor Administrative Agent. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the retiring Administrative Agent, and the retiring Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of the retiring Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor Administrative Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. After any retiring Administrative Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15 without further action or consent by the Lenders.

9.11 Arranger and Other Agents. Neither the Joint Lead Arrangers, the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in their respective capacities as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Administrative Agent, the Swingline Lender, the Issuing Lenders, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenant in this Agreement or waiver of post-default rates of interest shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of paragraph (a) or (c) of Section 2.18 or paragraph (a) of Section 10.7 without the written consent of each Lender directly and adversely affected thereby; (v) amend, modify or waive any provision of paragraph (b) of Section 2.18 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (ix) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; or (x) amend the assignment provisions of Section 10.6(b) to make them more restrictive without the written consent of each Lender directly and adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on any such subsequent or other Default or Event of Default.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Parent and the Borrower (a) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Parent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus interest and fees and the amount of any reasonable fees and expenses incurred in connection with such refinancing, (b) the Applicable Margin for such Replacement Term Loans during the period prior to the maturity of such Refinanced Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Parent, the Borrower, the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Parent:	Yankee Holding Corp. c/o The Yankee Candle Company, Inc. 16 Yankee Candle Way South Deerfield, MA 01373 Attention: Bruce Besanko, Chief Financial Officer Telecopy: 413-665-4171

and Yankee Holding Corp. c/o The Yankee Candle Company, Inc. 16 Yankee Candle Way South Deerfield, MA 01373 Attention: Jim Perley, General Counsel Telecopy: 413-665-9147

The Borrower:

The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, MA 01373

Attention: Bruce Besanko, Chief Financial Officer

Telecopy: 413-665-4171

and

The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, MA 01373

Attention: Jim Perley, General Counsel

Telecopy: 413-665-9147

Administrative Agent:	Lehman Commercial Paper Inc. 745 Seventh Avenue, 16th Floor New York, NY 10019 Attention: Michelle Rosolinsky Telecopy: 646-758-5015

provided that any notice, request or demand to or upon the Administrative Agent, the Lenders, the Parent or the Borrower shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Administrative Agent only, the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements and other charges of counsel to the Administrative Agent (including one primary counsel and such local counsel as the Administrative Agent may reasonably require in connection with collateral matters, but no more than one counsel in any jurisdiction) in connection with all of the foregoing, (b) to pay or reimburse each Lender, each Issuing Lender, the Administrative Agent and the Joint Lead Arrangers for all their out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender, each Issuing Lender and the Administrative Agent, (c) to pay, indemnify, or reimburse each Lender, each Issuing Lender and the Administrative Agent for, and hold each Lender, each Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify or reimburse each Lender, each Issuing Lender, the Administrative Agent, each Joint Lead Arranger and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent, the Borrower, any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Parent or the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that neither the Parent nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than pursuant to the Merger) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower (other than pursuant to the Merger) without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person;

(B) the Administrative Agent; and

(C) in the case of an assignment under the Revolving Facility, each Issuing Lender and the Swingline Lender.

Any such assignment by any Lender need not be ratable as among the Facilities.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $5,000,000 in the case of any assignment in respect of a revolving facility, or $1,000,000 in the case of any assignment in respect of a term facility, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall not be payable by the Borrower); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Parent, the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent, the Borrower, the Issuing Lenders, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), but in any event not to certain persons identified to the Administrative Agent by the Borrower prior to the Closing Date, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d) or (e), as (and to the extent) applicable, as if such Participant were a Lender.

(d) Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts, employee benefit accounts, payroll and withholding accounts and the like), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Parent, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each of the Parent and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. Each of the Parent and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to either of the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Parent, the Borrower and the Lenders.

10.14 Confidentiality. The Administrative Agent and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Parent or any of its affiliates, whether in writing, orally, by observation or otherwise and whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than evaluating the Acquisition Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, the Administrative Agent and each Lender agrees to maintain the confidentiality of all Confidential Information, and the Administrative Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its directors, officers, employees, counsel, trustees and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes, (2) to prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) upon the request or demand of any Governmental Authority having jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (5) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (6) that has been publicly disclosed other than in breach of this Section 10.14, (7) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (8) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents.

10.15 Release of Collateral and Guarantee Obligations; Subordination of Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement or contingent or indemnification obligations not then due) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents. Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Restricted Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement and (y) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or backstopped, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or contingent or indemnification obligations not then due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.3.

10.16 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of the financial covenant, standards or terms in this Agreement, then the Parent and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Parent’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Parent, the Administrative Agent and the Required Lenders, the financial covenant and all standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17 WAIVERS OF JURY TRIAL. EACH OF THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

10.19 Delivery of Lender Addenda. Each Lender (other than any Lender whose name appears on the signature pages to this Agreement) shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

YANKEE HOLDING CORP.

By:	/s/ Bruce H. Besanko
Name: Bruce H. Besanko
Title: Chief Financial Officer

YANKEE ACQUISITION CORP.

By:	/s/ Bruce H. Besanko
Name: Bruce H. Besanko
Title: Chief Financial Officer

THE YANKEE CANDLE COMPANY, INC.

By:	/s/ Bruce H. Besanko
Name: Bruce H. Besanko
Title: Chief Financial Officer

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:	/s/ Michael C. Moravec
Name: Michael C. Moravec
Title: MD

MERRILL LYNCH CAPITAL CORPORATION, as Syndication Agent

By:	/s/ Barry S. Price
Name: Barry S. Price
Title: Vice President

LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Michael C. Moravec
Name: Michael C. Moravec
Title: MD

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Barry S. Price
Name: Barry S. Price
Title: Managing Director

SOVEREIGN BANK, as Co-Documentation Agent

By:	/s/ Elisabet C. Hayes
Name: Elisabet C. Hayes
Title: Vice President

WELLS FARGO RETAIL FINANCE, LLC as Co-Documentation Agent

By:	/s/ Corry Loftus
Name: Corry Loftus
Title: Vice President

CITIZENS BANK OF MASSACHUSETTS, as Issuing Lender

By:	/s/ Daniel Bernard
Name: Daniel Bernard
Title: Senior Vice President